March 13, 2020

Venkatapathi R. Puvvada
1163 Meadowlook Court
Reston, VA 20194

Dear Venkatapathi:

This letter agreement (this “Agreement”) sets forth the payments you will receive and the obligations you will be subject to following the consummation of the transactions in the Asset Purchase Agreement by and between Unisys Corporation (“Unisys”) and Science Applications International Corporation (the “Buyer”), dated February 5, 2020 (the “Purchase Agreement”), pursuant to which Buyer will acquire the assets and assume the liabilities relating to the Federal business (the “Business”) from Unisys. This Agreement is contingent upon (x) your continued employment with Unisys, other than a termination by you for Good Reason (as defined in the Severance Agreement, defined below), or by Unisys without Cause (as defined in the Severance Agreement, defined below), through the consummation of the transactions in the Purchase Agreement (the “Closing” and the date of such Closing, the “Closing Date”) and (y) the Closing occurring on or before December 31, 2020. In the event that (x) your employment with Unisys terminates for any reason other than a termination by you for Good Reason or by Unisys without Cause, prior to the Closing, (y) the Purchase Agreement is terminated per its terms or (z) the Closing does not occur on or before December 31, 2020, this Agreement will be void ab initio and will have no further force or effect and none of the parties will have any obligations hereunder.

1.Separation from Unisys upon Closing

Effective upon the Closing, your employment with Unisys will terminate. You agree that, effective as of the Closing, you will terminate from your position as Senior Vice President of Unisys and from all other positions you hold as a director, officer or employee of Unisys, or any parent, subsidiary or affiliate thereof. If any other documentation is necessary to properly effectuate your departure, you agree to cooperate reasonably and promptly in executing and delivering it at our request. Notwithstanding any termination of your employment with Unisys, Unisys will continue to indemnify and hold you harmless for any action or inaction by you while serving as an officer of Unisys in accordance with Unisys’s governing documents.

2.Payments from Unisys upon Closing

Subject to the terms and conditions described herein, upon the Closing: (A) Unisys will pay you the two (2) times salary and bonus (i.e., the highest bonus payable with respect to performance years 2017-2019) cash severance amount set forth in Section 6(a)(i)(B) of your Employment Agreement with Unisys, dated February 6, 2015 (the “Employment Agreement”) in a cash lump sum within twenty (20) days after your execution and delivery of the Release (as defined below), unless delay is required pursuant to Section 5 herein, and (B) your outstanding, unvested equity awards and unvested long-term performance cash awards will vest in full (with performance-based awards deemed earned at the target level of performance) and be settled within twenty (20) days after your execution and delivery of the Release, unless delay is required pursuant to Section 5 herein. The payments and benefits in the immediately preceding sentence are conditioned on and subject to you executing and causing to become non-revocable a Release, as defined below, by the thirtieth (30th) day after the Closing Date and your compliance with all other terms and conditions of this Agreement and the Release. For purposes of this Agreement, “Release” shall be as defined in your Severance Agreement with Unisys, dated February 6, 2015 (the “Severance Agreement”), provided that the Release will be subject to Delaware law.

3.Restrictive Covenants after Closing

You hereby affirm that the covenants set forth in your Employee Proprietary Information, Invention and Non-Competition Agreement and the covenants set forth in Sections 5 (Conduct After Termination) and 7 (Cooperation) of your Severance Agreement will continue to apply following Closing in accordance with their terms, provided that (1) the customer non-solicitation covenant and non-competition covenant, in Sections 6(b) and 6(c) of your Employee Proprietary Information, Invention and Non-Competition Agreement, respectively, will not apply and will be replaced with the customer non-solicitation and non-competition covenants set forth herein and (2) the restrictive covenants in Section 5(a) of your Severance Agreement will apply for eighteen (18) months (instead of twelve (12) months) following the Closing Date; provided, however, that Section 5(a)(ii) of your Severance Agreement will not prohibit you from inducing or attempting to induce any employee set forth on Annex A attached hereto to terminate employment with Unisys and become employed by the Buyer or any of its affiliates.

Additionally, for eighteen (18) months following the Closing Date, you agree that you will not directly or indirectly by way of an affiliate (without the prior written consent of Unisys): (x) hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, as defined below, or (y) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection your association engage, or directly or indirectly by way of an affiliate manage or supervise personnel engaged, in any activity that is substantially related to any activity in which you were engaged with or had direct or indirect supervisory responsibility with Unisys during the eighteen (18) months prior to the Closing Date.

Furthermore, for eighteen (18) months following the Closing Date, you will not, in any manner, directly or indirectly by way of an affiliate (without the prior written consent of the Unisys): (x) Solicit any Client, both as defined below, to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with Unisys, (y) transact business with any Client that would cause you to be a Competitive Enterprise, or (z) knowingly interfere with or intentionally damage any relationship between Unisys and a Client.

For purposes of this Agreement, (1) “Competitive Enterprise” means, other than Buyer (solely while you are employed with Buyer), any business enterprise that either (x) engages in any activity that offers the same or substantially similar products or services as you are aware that Unisys offers, or that you know Unisys has taken material steps to prepare to offer, anywhere in which Unisys is then engaged or (y) to your knowledge holds a 25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity, (2) “Client” means any client or prospective client of Unisys to whom you provided services, or for whom you transacted business, or to whom you became aware Unisys has taken material steps to prepare to offer services, provided that solely while you are employed with Buyer the term Client will not include any Client of the Business; if the Client is an agency, department or other operating unit of the U.S. Government, the term “Client” applies only to the program office for which

Unisys is or was, as applicable, performing work pursuant to such program or contract, and (3) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

In the event of a breach or threatened breach of this Section 3, you agree that Unisys will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, you acknowledging that damages would be inadequate and insufficient. In addition, in the event that you breach this Section 3, (1) Unisys’s obligation to make or provide any further payments or benefits under this Agreement will cease, (2) you will forfeit any outstanding and unexercised Unisys stock options, and (3) you will be obligated to repay to Unisys one-half of any amounts received under Section 2(A) of this Agreement (provided such breach takes place during the eighteen (18) month period following the Closing Date).

The terms and provisions of this Section 3 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will thereby be affected. The parties acknowledge that the potential restrictions on your future employment imposed by this Section 3 are reasonable in both duration and geographic scope and in all other respects. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 3 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

4.No Other Separation Benefits from Unisys

You acknowledge and agree that, except as set forth herein and your entitlements under the Unisys Pension Plan, the Unisys Supplemental Executive Retirement Income Plan, the Unisys Savings Plan and the Unisys non-qualified deferred compensation plans, you are not entitled to any other payments or benefits from Unisys under this Agreement, the Employment Agreement, the Severance Agreement or otherwise in connection with the end of your employment with Unisys. In addition, you acknowledge and agree that, upon the Closing, each of the Employment Agreement and the Severance Agreement shall be terminated and will have no further force or effect, and none of the parties will have any obligations thereunder unless otherwise expressly set forth in this Agreement.

5.Section 409A of the Code

Section 14 of your Severance Agreement is hereby incorporated by reference as if set forth fully herein. If required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts payable to you under Section 2(a) of this Agreement may be delayed and paid in a Section 409A compliant manner. Notwithstanding the payment timing in Section 2 of this Agreement, if the thirty (30) day period during which the Release must become effective spans two (2) calendar years, payment will be made in the second (2nd) year.

6.Section 280G of the Code

In the event that any payments or benefits provided for under this Agreement or otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code and (2) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be delivered as to the lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code; provided that, in making calculations hereunder, Accountants will value the non-competition covenants contained herein in good faith. Any determination required under this Section 6 will be made in writing by a nationally-recognized accounting firm selected by Unisys (the “Accountants”), whose determination will be conclusive and binding upon you and Unisys for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Unisys and you agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. Unisys will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

7.Miscellaneous

This Agreement may not be amended except by a writing executed by the parties hereto. This letter will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law.

You acknowledge that you have been advised to consult with, and have consulted with, an attorney of your choice before signing this Agreement. You further acknowledge that you have fully read this Agreement, understand its contents and agree to its terms and conditions of your own free will, knowingly and voluntarily, and without any duress or coercion.

Sections 8 (Employment Rights), 9 (Withholding of Taxes), 11 (Successors and Binding Agreement), 12 (Dispute Resolution), 13 (Notices), 17 (Miscellaneous) and 18 (Counterparts) of your Severance Agreement are hereby incorporated by reference as if set forth fully herein.

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[Signature Page Follows]

If you agree that this Agreement correctly memorializes our understandings, please sign and return this Agreement, which will become a binding agreement on our receipt.

Unisys Corporation

Date: March 13, 2020	By:	/s/ Michael M. Thomson
Name: Michael M. Thomson
Title: Senior Vice President and Chief Financial Officer

Accepted and Agreed:

/s/ Venkatapathi R. Puvvada
Venkatapathi R. Puvvada
Date: March 13, 2020